Exhibit 99.1

The Jones Financial Companies, L.L.L.P. Submits Application for Industrial Bank Charter

ST. LOUIS (JULY 1, 2020) – The Jones Financial Companies, L.L.L.P. announced today that it has submitted an application to the Federal Deposit Insurance Corporation (FDIC) and Utah Department of Financial Institutions to establish the Edward Jones Bank, a Utah-chartered industrial bank.

The bank would be insured by the FDIC and subject to federal- and state-regulatory oversight. If approved, the bank would help Edward Jones better serve clients’ needs for saving, spending and borrowing.

“Since our founding 98 years ago, Edward Jones has been focused on helping individuals achieve their serious, long-term financial goals while understanding their needs and implementing tailored solutions,” said Ken Cella, Edward Jones principal responsible for the Client Strategies Group. “An affiliated bank would enable us to broaden our offerings for retail investors, while also supporting our approach to helping Edward Jones branch teams ensure our 7 million clients feel understood, informed, secure and in control. Given market conditions, we believe the need for enhancements to our financial services is more important than ever to our clients as they look to reach their financial goals.”

The bank application process is expected to take an extended period of time. If the application is approved, Ray Dardano would serve as the bank’s president and Edward Jones believes the bank’s operations could begin in late-2021, at which time clients could see the firm offer enhanced options for saving, spending and borrowing, including certain securities-based loans.

“We’re hearing from our clients that they are looking for a centralized source for saving, spending and borrowing,” said Matt Burkemper, Edward Jones principal responsible for Banking. “With an affiliated bank, we would have the opportunity to enhance and expand our offerings, better enabling Edward Jones financial advisors to help clients meet their comprehensive financial goals.”

About Edward Jones

Edward D. Jones & Co., L.P., a Fortune 500 company headquartered in St. Louis, provides financial services in the U.S. and, through its affiliate, in Canada. Every aspect of the firm’s business, from the investments offered to the location of branch offices, caters to individual investors. The firm’s 19,000-plus financial advisors serve more than 7 million clients with a total of $1.2 trillion in client assets under care. Visit www.edwardjones.com or the recruiting website at www.careers.edwardjones.com. Member SIPC.

Forward-Looking Statements

This press release contains forward-looking statements. You can identify forward-looking statements by words that predict or indicate future events, such as “believe,” “expect,” “intend,” “will” or “should.” All forward-looking statements involve known and unknown risks and uncertainties, and actual results may differ materially. These risks and uncertainties include, but are not limited to, whether the industrial bank application will be approved, what benefits an industrial bank charter might yield and the Risk Factors discussed in The Jones Financial Companies L.L.L.P.’s Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the period ended March 27, 2020. These forward-looking statements were based on information, plans, and estimates at the date of this press release, and The Jones Financial Companies L.L.L.P. does not undertake to update forward-looking statements to reflect changes in underlying assumptions or new information.